Exhibit 10.5

AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

Borrower:	VAPOTHERM, INC. 100 Domain Drive Exeter, NH 03833	Lender:	WESTERN ALLIANCE BANK, an Arizona corporation 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT, dated as of April 6, 2018 (“the Effective Date”) is made and entered into between WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION (“Lender”), and VAPOTHERM, INC., a Delaware corporation (“Borrower”), and amends and restates, in its entirety, that certain Business Financing Agreement executed by Borrower in favor of Lender, dated as of November 16, 2016, as amended from time to time (the “Original Business Financing Agreement”), on the following terms and conditions:

1.	REVOLVING CREDIT LINE.

1.1

Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base (as determined by Lender with reference to the Borrowing Base most recently delivered by the Borrower), whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and subject to the terms and conditions hereof reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 5 are true and correct in all material respects on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance. Parties acknowledge that Advances made under the Original Business Financing Agreement shall constitute Advances hereunder.

1.2

Advance Requests. Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. So long as all of the conditions for an Advance set forth herein have been satisfied, Lender shall honor Advance Requests, instructions or repayments given by any Authorized Person by funding each Advance into Borrower’s Account within one business day of Lender’s receipt of the applicable Advance Request.

1.3

Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4	Collections.

a)

Lender shall have the exclusive right to receive all Collections on all Receivables. Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the Lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account. Borrower shall use the Lockbox address as the remit to and payment address for all of Borrower’s Collections from Account Debtors, and Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account. It will be considered an immediate Event of Default if this does not occur or the Lockbox is not operational within forty-five (45) days of the Effective Date.

b)

Collections deposited into the Collateral Account shall be deposited into Borrower’s Account, provided that upon the occurrence and during the continuance of an Event of Default or if RML is less than three (3), Lender may apply all Collections to the payment of the outstanding Account Balance and the other Obligations in such order and manner as Lender may determine; in either such case, within three (3) Business Days of the date received. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5

Receivables Activity Report. Within thirty (30) days after the end of each Month End, Lender shall send to Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges assessed under the Loan Documents. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within thirty (30) days after Lender sends the accounting to Borrower.

1.6

Adjustments. In the event any Adjustment is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender.

1.7

Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date, Borrower will pay all then outstanding Advances and other Obligations to Lender or such earlier date as shall be herein provided.

1.8	International Sublimit.

a)

Letter of Credit. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the International Sublimit less any FX Amount outstanding and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letters of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

b)

Foreign Exchange. Subject to the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Lender to enter into FX Contracts with Borrower due not later than the Maturity Date. Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than the International Sublimit less the face amount of any Letters of Credit outstanding. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be 10%.

If at any time a Lender’s obligation to extend credit pursuant to the terms of this Agreement is terminated or otherwise ceases to exist, Borrower shall promptly secure in cash or provide on other terms reasonably acceptable to Lender all obligations under the International Sublimit.

1.9

Cash Management Services. Borrower may use availability under the Credit Limit up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, controlled disbursement accounts, business credit cards and automated clearing house transactions identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

2.	FEES AND FINANCE CHARGES.

2.1

Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender. The accrued and unpaid Finance Charge shall be due and payable within ten (10) calendar days after each Month End during the term hereof.

2.2	Fees.

a)

Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the Effective Date, Borrower shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrower’s request and the consent of Lender (which consent shall not be unreasonably withheld), is transferred to an operating division of Lender other than the Capital Finance Group, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrower agrees, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further that such transfer is not as a result of an Event of Default.

b)	Closing Fee. Borrower shall pay to Lender a non-refundable closing fee in an amount equal to Seven Thousand Five Hundred Dollars ($7,500.00) promptly upon the execution of this Agreement.

c)

Non-Utilization Fee. Borrower shall pay to the Lender, a fee (the “Non-Utilization Fee”) for an amount equal to the sum of, for each day: (i)(A) the Credit Limit, less (B) the Account Balance; multiplied by (ii) one 0.25% per annum. The Non-Utilization Fee shall be payable monthly in arrears on the first day of each calendar month following the Effective Date and on the Maturity Date. The Non-Utilization Fee shall accrue at all times from and after the execution and delivery of this Agreement.

d)

Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

e)

Annual Management Fee. Borrower shall pay to Lender a non-refundable annual management fee for the account of the Lender, in an amount equal to Fifteen Thousand Dollars ($15,000.00) per year, which fee shall be fully earned, and due and payable in advance, on the first and second anniversary of the Effective Date; such amount to be prorated if this Agreement is terminated prior to such first or second anniversary; provided that the annual management fee to be paid on the first anniversary of the Effective Date shall be Seven Thousand Five Hundred Dollars ($7,500.00).

f)

Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity..

g)

Lender’s Expenses. Borrower shall pay to Lender all Lender’s Expenses then due (or, if no stated due date, upon demand by Lender) for which Borrower has received an invoice at least five (5) Business Days prior.

3.

CONDITIONS PRECEDENT TO INITIAL ADVANCE. Lender’s obligation to make the initial Advance is subject to the condition precedent that the Lender shall consent to or shall have received, in form and substance reasonably satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

3.1	copies of original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

3.2	the acknowledgment to the Intercreditor Agreement, duly executed by Borrower;

3.3	a completed Perfection Certificate for Borrower and each of its Subsidiaries;

3.4

the Operating Documents and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business (except where the failure to be so qualified would not result in a Material Adverse Change), each as of a date no earlier than thirty (30) days prior to the Effective Date; and

3.5

a certificate of Borrower in substantially the form of Exhibit C hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents.

4.	SECURITY INTEREST.

4.1

Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing first priority (subject to the terms of the Intercreditor Agreement and to Permitted Liens that under applicable law have priority) security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code) in excess of Fifty Thousand Dollars ($50,000.00), Borrower shall grant to Lender, a first priority security interest (subject to the terms of the Intercreditor Agreement and to Permitted Liens that under applicable law have priority) therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender. On the Termination Date, Lender shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. Lender hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, (i) the Liens granted to the Lender herein and the exercise of any right or remedy by the Lender are subject to the terms of the Intercreditor Agreement, and in the event of any conflict, the terms of the Intercreditor Agreement shall govern; and (ii) in the event that Borrower complies with its obligations under the Perceptive Loan Documents with respect to the Perceptive Priority Collateral (as defined in the Intercreditor Agreement), the Borrower shall not have any obligation hereunder to delivery such Collateral to the Lender and there shall be no deemed breach of a representation or covenant as a result of such non-delivery.

4.2

Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements or take any other action required to perfect Lender’s security interests in the Lender, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

5.1

Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with the execution of this Agreement, Borrower and each of its Subsidiaries has delivered to Lender a completed perfection certificate and updates or supplements (if any) thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete other than any immaterial ministerial information. The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected where such contravention, conflict or violation would materially and adversely effect the Borrower’s or such Subsidiaries obligations hereunder, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2	Collateral.

a)

Borrower and each Guarantor have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any Guarantor have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Lender in connection herewith in respect of which Borrower or such Guarantor has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein as required under this Agreement.

b)

The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Lender’s Lien and subject to the lien priority set forth in the Intercreditor Agreement.

c)

On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Three Hundred Fifty Thousand Dollars ($350,000.00).

d)	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

e)	Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens.

5.3

Litigation. Except as disclosed on the Perfection Certificate or pursuant to Section 6.2(b)(D), there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4

No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Lender fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2017, there has not been a Material Adverse Change.

5.5	Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6

Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ owned real properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted. None of Borrower, any of its Subsidiaries, or to the knowledge of any Responsible Officer of the Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7	Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities (collectively, “Investments”) except for Permitted Investments.

5.8

Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Two Hundred Thousand Dollars ($200,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Lender of the commencement of, and any material development in, the proceeding; and (c) adequate reserves or other appropriate provisions are maintained on the books of such Borrower or Subsidiary, as applicable, in accordance with GAAP. Neither Borrower nor any of its Subsidiaries has knowledge of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9

Use of Proceeds. Borrower shall use the proceeds of the Advances to finance working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10

Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11

Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary or any Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary but that solely holds the equity interests of one or more Foreign Subsidiaries requires a vote of greater than 50.1% of the equity interests or voting rights of such Foreign Subsidiary or such Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary but that solely holds the equity interests of one or more Foreign Subsidiaries.

6.	AFFIRMATIVE COVENANTS. Until the Termination Date, Borrower will:

6.1	Government Compliance.

a)

Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

b)

Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Lender, in all of the Collateral.

6.2	Financial Statements, Reports, Certificates; Notices.

a)	Deliver to Lender:

A.

as soon as available, but no later than (x) thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement and, if prepared by Borrower or if reasonably requested by the Lender, consolidating balance sheet and income statement (consolidating such information for operations on a regional basis, e.g., for operations in Asia, North America and Europe, respectively) of the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Lender and (y) thirty (30) days after the last day of each fiscal quarter, an unaudited company prepared consolidated cash flow statement and, if prepared by Borrower or if reasonably requested by the Lender, an unaudited company prepared consolidating cash flow statement (consolidating such information for operations on a regional basis, e.g., for operations in Asia, North America and Europe, respectively) of the consolidated operations of Borrower and its consolidated Subsidiaries for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Lender;

B.

as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements; provided, that the foregoing requirement regarding the delivery of an Unqualified Opinion to the audited consolidated financial statements of the Borrower and its Subsidiaries, may, for the fiscal year ending December 31, 2017, be qualified, but only for going concern related solely to Borrower’s liquidity position;

C.

as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) days after such approval and (y) February 28 of such year, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Lender no later than seven (7) days after such approval);

D.

within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt and other than materials subject to confidentiality arrangements which preclude the Borrower to so deliver any such materials);

E.

in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10 K, 10 Q and 8 K filed with the Securities and Exchange Commission;

F.

prompt notice (and in any event within five (5) Business Days) of any amendments of or other changes (x) to the capitalization table of Borrower (A) upon any change in ownership of 2.00% or more in any series of stock or other equity interest set forth thereon and (B) involving any options and (y) to the respective Operating Documents of Borrower or any of its Subsidiaries, in each case together with any copies reflecting such amendments or changes with respect thereto;

G.

as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month end account statements for each Collateral Account maintained by Borrower or any Guarantor, which statements may be provided to Lender by Borrower or directly from the applicable institution(s);

H.

prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

I.

prompt notice (and in any event, with respect to clause (A), within five (5) Business Days) of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

J.	written notice delivered at least (10) days’ (or such shorter period agreed to by Lender) prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10);

K.

written notice delivered at least (30) days’ (or such shorter period agreed to by Lender) prior to Borrower’s or any Guarantor’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000.00) in assets or property of Borrower or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

L.

upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

M.

prompt (and in any event within three (3) Business Days) notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

N.

notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than Fifty Thousand Dollars ($50,000.00) and of the general details thereof;

O.

if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

P.	prompt (and in any event within three (3) Business Days) delivery of copies of any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement;

Q.

a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar month (i) if RML is equal to or greater than five (5), no later than thirty (30) days after the last day of each month, and (ii) if RML is less than five (5), no later than fifteen (15) and thirty (30) days after the last day of each month and with each advance request;

R.

a reasonably detailed aging of Borrower’s Receivables by invoice or a summary aging by Account Debtor, together with accounts receivable, accounts payable and accounts aging reports, cash receipts report, sales or billings journal, and such other matters as Lender may reasonably request, (i) if RML is equal to or greater than five (5), no later than five (5) days after the last day of each month, and (ii) if RML is less than five (5), no later than five (5) days after fifteenth (15th) day of each month and no later than five (5) days after the last day of each month and with each advance request; and

S.	other information as reasonably requested by Lender.

b)	Concurrently with the delivery of the financial statements specified in Section 6.2(a)(A) above but no later than thirty (30) days after the last day of each month, deliver to Lender:

A.	a duly completed Compliance Certificate signed by a Responsible Officer;

B.	copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

C.	written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

D.

written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00); and

E.

written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred Thousand Dollars ($200,000.00) individually or in the aggregate in any calendar year.

c)

Concurrently with the delivery of the financial statements specified in Section 6.2(a)(A) above for March, June, September and December but no later than thirty (30) days after the last day of each such month, deliver to the Lender an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to in the information set forth in the Perfection Certificate after the Effective Date.

d)

Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records.

6.3

Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices in the ordinary course of business.

6.4

Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal and state taxes, and all material local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5

Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are customary for companies in Borrower’s and its Subsidiary industry and location. All property policies shall have a lender’s loss payable endorsement showing Lender as a lender loss payee or shall have an endorsement that recognizes the Lender as a lender loss payee if required by a written contract and such property policies shall waive subrogation against Lender. All liability policies shall show, or have endorsements showing Lender as additional insured, or shall have an endorsement that recognizes Lender as additional insured if required by a written contract. Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days (ten (10) days for non-payment of premiums) prior written notice before any such policy or policies shall be materially altered or canceled; provided that in the event such provider does not agree to give notice of material alteration, Borrower shall give Lender such thirty (30) days’ prior notice. At Lender’s request, Borrower shall deliver to Lender certified copies of policies and evidence of all premium payments. Subject to the Intercreditor Agreement, proceeds payable under any policy shall, at Lender’s option, be payable to Lender, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, subject to the Intercreditor Agreement, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred and eighty (180) days of receipt thereof (as may be extended by one hundred and eighty (180) days if a binding commitment has been entered into for the application thereof) up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject to the Intercreditor Agreement and other Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender and subject to the terms of the Intercreditor Agreement, be payable to Lender, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent.

6.6	Operating Accounts.

a)

Maintain Borrower’s and Guarantors Collateral Accounts at Lender; provided that while the Perceptive Indebtedness is outstanding, Borrower’s Collateral Accounts shall be subject to a Control Agreement in favor of Perceptive. The provisions of the previous sentence shall not apply to (i) Deposit Accounts, Securities Accounts and/or Commodities Accounts exclusively used for (x) payroll; (y) payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Subsidiaries, employees; in each case of clauses (x) and (y), so long as the amounts in such accounts do not exceed amounts reasonably determined by the Borrower to be necessary to pay such obligations for the immediately following payment cycle; and (ii) other Deposit Accounts, Securities Accounts and/or Commodities Accounts so long as amounts in such other accounts do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate at any one time (the foregoing accounts identified in clauses (i) and (ii), collectively the “Excluded Accounts”).

b)	Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7

Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property in a prudent business manner; (b) promptly advise Lender in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

6.8

Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.9

Landlord Waivers; Bailee Waivers. In the event that Borrower or any Guarantor, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) in the aggregate, at Lender’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10

Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify Lender of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is a Domestic Subsidiary (except if (x) such New Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries or (y) is a direct or indirect Subsidiary of a Foreign Subsidiary), to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Lender a perfected security interest in (A) 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary that is a Domestic Subsidiary (except if (x) such New Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries or (y) is a direct or indirect Subsidiary of a Foreign Subsidiary), or (B) stock, units or other evidence of ownership, to the extent constituting Collateral, held by Borrower or a Guarantor of any such New Subsidiary in accordance with the terms of the Pledge Agreement.

6.11

Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12	Collection Transfer. Immediately transfer and deliver to Lender all Collections Borrower receives.

6.13

Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, Borrower shall, and shall cause each applicable Subsidiary to, no later than forty-five (45) days after the Effective Date (or such later date agreed to by Lender), in form and substance reasonably satisfactory to Lender, (a) deliver insurance certificates and endorsements required pursuant to Section 6.5, (b) bailee waiver with respect to Borrower’s occupied premises at 18 Independence Drive, Devens, MA 01434, (c) landlord waiver with respect to Borrower’s leased location at 100 Domain Drive, Exeter, NH 03833, and (d) copies of duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any Guarantor.

7.	NEGATIVE COVENANTS. Prior to the Termination Date, Borrower will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Lender:

7.1

Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement, including Permitted Liens; or (e) other Transfers of any part of its business or property (other than Intellectual Property) so long as value of such transfers does not exceed One Hundred Thousand Dollars ($100,000.00) during any fiscal year.

7.2

Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; or (b) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least thirty (30) days’ (or such shorter period agreed to by the Lender) prior written notice to Lender: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3

Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, except a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” or a Guarantor hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4	Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5

Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens and otherwise in accordance with the terms of the Intercreditor Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender and except with or in favor of the agent and lenders under the Perceptive Loan Documents and except in connection with any Subordinated Debt) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6	Maintenance of Collateral Accounts. Maintain any Collateral Account of the Borrower or any Guarantor, except pursuant to the terms of Section 6.6 hereof.

7.7

Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to Borrower or any Guarantor, (ii) so long as no Event of Default or event that with the passage of time would result in an Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, and (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate per fiscal year), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (x) with respect to the Obligations except as provided herein, (y) the Perceptive Indebtedness except in accordance with the terms of the Intercreditor Agreement and (z) Subordinated Debt except in accordance with the terms of the applicable subordination agreement, in each case, prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower (other than this Agreement, the Perceptive Loan Documents and any documentation evidencing Subordinated Debt).

7.8	Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9

Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7.10

Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt except in accordance with such subordination, intercreditor or other similar agreement.

7.11

Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Advance for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12

Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, knowingly (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13	Financial Covenants.

a)	Minimum Cash.

i. For the period beginning after the Effective Date, through and including March 31, 2019, permit Borrower’s cash held at Lender to equal less than One Million Dollars ($1,000,000).

ii. For the period beginning after March 31, 2019, and at all times thereafter, permit Borrower’s cash held at Lender to equal less than Three Million Dollars ($3,000,000).

b)

Minimum Revenue. On each calculation date set forth below in the column entitled “Calculation Date” (each, a “Calculation Date”), Revenue for the four consecutive fiscal quarter period ended on such Calculation Date shall not be less than the amount set forth in the column entitled “Revenue”:

Calculation Date	Revenue
June 30, 2018	$35,792,000
September 30, 2018	$36,787,000
December 31, 2018	$38,779,000
March 31, 2019	$41,316,000
June 30, 2019	$43,019,000
September 30, 2019	$44,612,000
December 31, 2019	$46,114,000
March 31, 2020	$47,242,000
June 30, 2020	$48,321,000
September 30, 2020	$49,376,000

As used herein, “Revenue” means, as of any date of determination, the net revenues of the Borrower and its Subsidiaries generated in the ordinary course of business, determined on a consolidated basis in accordance with GAAP, excluding any non-recurring or non-ordinary course payments not related to the sale of goods and services by the Borrower and its Subsidiaries in the ordinary course.

7.14

Material Agreements. Neither Borrower nor any of its Subsidiaries shall, without the consent of Lender, (a) enter into a Material Agreement or (b) materially amend a Material Agreement in a manner materially adverse to Lender.

7.15

Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary or any Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary but that solely holds the equity interests of one or more Foreign Subsidiaries the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such entity for any decision or action of such entity.

8.	DEFAULTS AND REMEDIES.

8.1	Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

a)

Payment Default. Borrower fails to (a) make any payment of principal or interest on any Advance on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date or acceleration pursuant to Section 8.2 hereof);

b)	Covenant Default.

A.

Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or

B.

Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Advances shall be made during such cure period).

c)	Material Adverse Change. A Material Adverse Change is likely to occur or has occurred;

d)	Attachment; Levy; Restraint on Business.

A.

(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (A) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

B.

(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, and such attachment, seizure, levy, writ or warrant has not been removed, discharged or rescinded within ten (10) days or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or a material portion of its business affairs;

e)

Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty five (45) days (but no Advance shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

f)

Other Agreements. There is a default in (a) any agreement relating to Indebtedness to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;

g)

Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

h)

Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

i)	Subordinated Debt. A default or breach occurs under any subordination agreement between a subordinated creditor and the Lender (other than default or breach cause solely by Lender);

j)

Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect (other than in accordance with the terms thereof or hereof); (b) any Guarantor does not perform any obligation or covenant under any Guaranty; or (c) any circumstance described in Section 8 occurs with respect to any Guarantor;

k)

Governmental Approvals; FDA Action. (a) Except with respect to matters set forth in clause (b) below, any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct and such recall, withdrawal, removal, or discontinuance could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of $1,000,000 or more in the aggregate; (ii) the FDA issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

l)

Lien Priority. Except as the result of the action or inaction of Lender and except as otherwise provided in the Intercreditor Agreement, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on a material portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law and liens having priority under the terms of the Intercreditor Agreement.

8.2

Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 8.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Code, all the power of attorney rights described in Section 9 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

9.

POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

10.

ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 12, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

11.

SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower unless otherwise provided herein, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Borrower shall be entitled to continue to deal solely and directly with Lender in connection with the interests so assigned until Lender shall have received and accepted an effective assignment agreement in form satisfactory to Lender executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Lender reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by Lender due to a forced divestiture at the request of any regulatory agency having authority over Lender; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Disqualified Institution at the time of such assignment.

12.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

12.1

Waiver of Jury Trial. BORROWER AND LENDER UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN BORROWER AND LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.2

Governing Law and Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

12.3

Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Lender shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Lender deems necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

12.4

Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.5

Non-exclusive Jurisdiction. Nothing contained in this Article 12 shall affect the right of Lender to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

13.

FEES, COSTS AND EXPENSES; INDEMNIFICATION. Subject to Section 2.2(g), Borrower will pay to Lender upon demand all reasonable and documented fees, costs and expenses (including reasonable fees of attorneys and professionals and their reasonable and documented costs and expenses) that Lender incurs in connection with (a) the preparation, negotiation, execution and administration of this Agreement and the other Loan Documents, and the enforcement of this Agreement and the other Loan Documents, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) relating to the Receivables, the Collateral, this Agreement or any other transaction contemplated by the Loan Documents, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with this Agreement or any other Loan Document, except to the extent such claims, damages, costs, expenses and liabilities arise from the gross negligence or willful misconduct of the Lender.

14.

INTEGRATION AND SEVERABILITY WAIVER; AMENDMENTS AND WAIVERS. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement (except for the Intercreditor Agreement), this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement and any other Loan Document must be in writing and signed by the parties hereto or thereto, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

15.

NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex. Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

16.

INTERCREDITOR AGREEMENT. The Borrower (a) consents to the subordination of Liens provided for in the Intercreditor Agreement and (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement as in effect on the Effective Date (unless otherwise consented in writing by the Borrower). In the case of a conflict between the terms of this Agreement and the Intercreditor Agreement, with respect to the subject matter of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

17.	DEFINITIONS AND CONSTRUCTION.

17.1	Definitions. In this Agreement:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under this Agreement.

“Advance Rate” means 80%, or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

“Agreement” means this Amended and Restated Business Financing Agreement.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors and partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“Authorized Person” means Borrower (if an individual) or any one of the individuals authorized to sign on behalf of Borrower, and any other individual designated by any one of such authorized signers.

“Blocked Person” is: (a) any Person listed in the annex to Executive Order No. 13224, (b) any Person owned or controlled by, or to the actual knowledge of any Responsible Officer of the Borrower any Person acting for or on behalf of, any Person that is listed in the annex to Executive Order No. 13224, (c) to the actual knowledge of any Responsible Officer of the Borrower, any Person with which any Lender is prohibited from dealing with in any transaction in violation of any Anti-Terrorism Law or (d) any Person named a “specially designated national” or “blocked person” on the most current list published by OFAC.

“Borrower’s Account” means Borrower’s general operating account maintained with Lender, into which all Advances will be deposited unless otherwise instructed by Borrower in writing.

“Borrowing Base” means at any time the sum of (i) the Eligible Receivable Amount multiplied by the applicable Advance Rate minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is required or authorized to be closed in the State of California.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Lender unless such certificates of deposit are entered into to secure (or backstop) Permitted Indebtedness, and (d) any money market or similar funds that exclusively hold any of the foregoing.

“Cash Management Sublimit” means Two Hundred Thousand Dollars ($200,000.00).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Guarantor at any time other than any Excluded Account.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrower has no right to withdraw funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit D to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date such certificate is delivered.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any Guarantor maintains a Securities Account or a Commodity Account, Borrower or such Guarantor, as applicable, and Lender, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Limit” means Seven Million Five Hundred Thousand Dollars ($7,500,000.00), which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Disqualified Institution” is, as of the date of determination, a Person (i) identified by the Borrower in writing to the Lender as a competitor of the Borrower and its subsidiaries as of the Effective Date, (ii) identified by the Borrower in writing to the Lender as a competitor or Affiliate of a competitor of the Borrower and its subsidiaries from time to time and (iii) any reasonably identifiable Affiliate of any Person referred to in clauses (i) or (ii) above solely on the basis of its name; provided that the foregoing shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Advance to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of the United States or any state or territory thereof.

“Eligible Assignee” is (i) an Affiliate of Lender, (ii) an Approved Fund and (iii) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date of such assignment or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a Disqualified Institution.

“EBDA” means net income (or loss) before (i) depreciation expense, (ii) amortization expense, and (iii) any non-cash expenses related to stock compensation activities, with all such terms being determined in accordance with GAAP.

“Eligible Receivable” means a Receivable that satisfies all of the following:

a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

b)	There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

c)	The Account Debtor upon a Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

d)

The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

e)

The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

g)

Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

h)

The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender and other Permitted Liens, and Lender has a perfected, first priority security interest in such Receivable (subject to the terms of the Intercreditor Agreement and other Permitted Liens that by operation of Law have priority).

i)

The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; or (3) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within ninety (90) days from invoice date.

j)

The Account Debtor on the Receivable is not any person or entity located in a foreign country, other than Canada, unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (B) the Receivable is supported by other insurance, bond or assurance acceptable to Lender; provided , however, Receivables owing from an Account Debtor that is a person or entity located in a foreign country, other than Canada, that do not satisfy (A) or (B) above shall be permitted on a case-by-case basis, subject to satisfactory review and approval by Lender, in an aggregate face amount not to exceed 20% of total Borrowing Base at any time.

k)

The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within ninety (90) days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

l)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

m)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

n)	The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 25% of Borrower’s aggregate dollar amount of all outstanding Receivables.

o)	The Receivable is otherwise acceptable to Lender.

“Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” has the meaning set forth in Section 8.1.

“FDA” means the U.S. Food and Drug Administration.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a rate per month year equal the Prime Rate plus 1.75 percentage points plus an additional 5.00 percentage points on all then-outstanding Obligations during any period that an Event of Default has occurred and is continuing.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange.

“Guarantor” is any Person providing a Guaranty in favor of Lender (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee in form and substance reasonably satisfactory to the Lender and the applicable Guarantor of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (without duplication) (a) indebtedness for borrowed money or the deferred price of property or services (other than trade payables in the ordinary course of business and not past due), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person as lessee under capital lease obligations that have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, surety bonds or similar instruments, (e) equity securities of such Person subject to repurchase or redemption prior to the Maturity Date other than at the sole option of such Person, (f) Indebtedness secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person (with the amount thereof being measured as the fair market value of such property), (g) “earnouts” (to the extent due and owing and not paid in a timely manner), purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (in each case, other than trade payables in the ordinary course of business), (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under non-compete agreements, (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business and (l) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” means that certain Intercreditor Agreement between Lender and Perceptive, and acknowledged by Borrower, dated as of the Effective Date, as the same may be amended, restated, amended and restated, or otherwise modified or replaced or refinanced in accordance with the Intercreditor Agreement.

“International Sublimit” means Two Hundred Fifty Thousand Dollars ($250,000.00).

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Joseph Army as of the Effective Date and (ii) Chief Financial Officer, who is John Landry as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

“Lender’s Expenses” are (a) all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses of outside counsel, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, all as incurred by Lender, and (b) all reasonable and documented fees and expenses (including reasonable and documented attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Lender in connection with the Loan Documents.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Lender or by Lender’s Affiliate.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Pledge Agreement, the Intercreditor Agreement, the Lockbox Agreement, each Control Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Advance Request, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower or any Guarantor, in connection with this Agreement; all as amended, restated, or otherwise modified

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Management Case Revenue” is, as of a date of determination, revenue under GAAP as set forth in the Projections.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Lender under any Loan Document except as the result of the action or inaction of Lender or (iv) the validity, perfection or priority of any Lien in favor of Lender on any of the Collateral except as the result of the action or inaction of Lender.

“Material Agreement” is any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, assets or property valued (book or market) at more than One Million Dollars ($1,000,000.00) in the aggregate under such license, agreement or other contractual arrangement in any calendar year.

“Maturity Date” means September 30, 2020 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 8.2.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement delivered, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest and Lender’s Expenses; in each case of the foregoing arising under this Agreement or any other Loan Document.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” means, as of any date of determination, an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the International Sublimit or the Cash Management Sublimit exceed the International Sublimit or the Cash Management Sublimit, as applicable.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Perceptive” means Perceptive Credit Holdings II, LP., a Delaware limited partnership with an office located at 51 Astor Place, 10th Floor, 51 Astor Place, 10th Floor.

“Perceptive Indebtedness” means Indebtedness of the Borrower pursuant to the Perceptive Loan Documents, as the same may be amended, restated, amended and restated, or otherwise modified or replaced or refinanced in accordance with the Intercreditor Agreement.

“Perceptive Loan Agreement” means the Credit Agreement and Guaranty, dated as of the Effective Date, by and among Perceptive, the other “Lenders” identified therein and Borrower, as the same may be amended, restated, amended and restated, or otherwise modified or replaced or refinanced in accordance with the Intercreditor Agreement.

“Perceptive Loan Documents” means the Perceptive Loan Agreement and each of the “Loan Documents” as defined in the Perceptive Loan Agreement, as the same may be amended, restated, amended and restated, or otherwise modified or replaced or refinanced in accordance with the Intercreditor Agreement.

“Permitted Indebtedness” means:

a)	Borrower’s Indebtedness under this Agreement and the other Loan Documents.

b)	Indebtedness existing on the Effective Date and specifically disclosed on the Perfection Certificate.

c)	Subordinated Debt.

d)	unsecured Indebtedness to trade creditors;

e)

Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s or its Subsidiaries’ business;

g)	Perceptive Indebtedness, subject to the Intercreditor Agreement (including the Perceptive Debt Cap (as defined in the Intercreditor Agreement));

h)

extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be and of Permitted Indebtedness identified in (g) above (subject to the terms of the Intercreditor Agreement);

i)	Contingent Obligations that otherwise constitute Permitted Indebtedness;

j)

Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate;

k)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of notice to Borrower or the relevant Subsidiary of its incurrence;

l)

Indebtedness arising in connection with the Borrower’s credit card program and other related cash management services incurred in the ordinary course of business and in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) outstanding at any time;

m)	Indebtedness constituting Permitted Investments; and

n)

other Indebtedness in an aggregate outstanding principal amount not to exceed Twenty-Five Thousand Dollars ($25,000.00); provided that such Indebtedness shall not secured by “all assets” or similar property of Borrower.

“Permitted Investments” are:

a)	Investments disclosed on the Perfection Certificate and existing on the Effective Date;

b)

(i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lender in its reasonable discretion;

c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or of any of its Subsidiaries;

d)	Investments consisting of Deposit Accounts in which Lender has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of Lender;

e)	Investments in connection with Transfers permitted by Section 7.1;

f)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed One Hundred Twenty-Six Thousand Dollars ($126,000.00) in the aggregate for (i) and (ii) in any fiscal year;

g)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

h)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

i)

(A) Investments between the Borrower and any Guarantor, (B) Investments by the Borrower or any Guarantor in Domestic Subsidiaries that are not a Guarantor, not to exceed One Hundred Thousand Dollars ($100,000.00) in aggregate any fiscal year and (C) Investments by the Borrower or any Guarantor in Foreign Subsidiaries that are not Guarantors, not to exceed Two Hundred Thousand Dollars ($200,000.00) in any fiscal year;

j)

Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by the Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in aggregate in any fiscal year; and

k)	other Investments not to exceed Twenty Five Thousand Dollars ($25,000.00) during any fiscal year.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property.

“Permitted Liens” means the following:

a)	Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

b)

Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books;

c)

Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within sixty (60) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

d)

Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

e)

Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

f)

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

g)

leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

h)

banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s or its Subsidiaries’ deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

i)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1(d) or 8.1(g);

j)	Permitted Licenses;

k)	Liens securing Perceptive Indebtedness that are subject to the priority and terms set forth in the Intercreditor Agreement;

l)	Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

m)

Liens securing Indebtedness incurred under clause (l) of the definition of “Permitted Indebtedness” in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time; and

n)

other Liens on specific assets (which, for the avoidance of doubt, shall not be “all assets” or similar Liens) securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed Twelve Thousand Five Hundred Dollars ($12,500.00).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means the Pledge Agreement dated as of November 16, 2016 between Borrower and Lender, as the same may from time to time be amended, restated, modified or otherwise supplemented, including pursuant to Section 25 hereto.

“Prime Rate” means the greater of 4.75% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Projections” are the projections delivered and accepted by Lender attached hereto as Exhibit B.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption required by the FDA or other applicable Regulatory Authorities (including, without limitation, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent and controlled substance registrations).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, mandatory recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“RML” means (i) unrestricted cash at Lender, plus (ii) the remaining availability under the Credit Line, divided by (iii) the trailing three (3) month EBDA divided by three (3).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Termination Date” is the date on which all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash.

“Termination Fee” means a payment equal to 1.00% of the Credit Limit.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

17.2

Confidentiality. In handling any confidential information of Borrower, the Lender shall hold such information confidential and shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, including this Section 17.2, to the Lender’s Subsidiaries, or in connection with the Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees or purchasers (other than those identified in (a) above and Disqualified Institutions) of any interest in the Advances and this Agreement (provided, however, the Lender shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, subpoena or other legal or administrative order; (d) as required or requested by any federal or state regulatory authority (including the Securities and Exchange Commission or other Governmental Authority having regulatory authority over the Lender) or any self-regulatory authority and any other public disclosure with investors or other related persons related to such required or requested disclosures with any regulatory or self-regulatory authority; (e) as the Lender reasonably considers appropriate in exercising remedies under the Loan Documents or in connection with any examination or audit so long as such examiners or auditors are subject to confidentiality obligations customary for such examiners or auditors; (f) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lender, with terms no less restrictive than those contained herein; and (g) to any Person that is an investor of the Lender so long as such Person has executed a confidentiality agreement or has agreed to similar confidentiality terms with the Lender, with no terms less restrictive to those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender through no breach of this provision by the Lender; or (ii) is disclosed to the Lender by a third party, if the Lender does not know that the third party is prohibited from disclosing the information. The Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 17.2 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 17.2.

17.3	Construction:

a)

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

b)

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

18.

EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder.

19.

TOMBSTONES / PUBLIC ANNOUNCEMENT. Borrower hereby consents to the publication by the Lender of a tombstone or other comparable advertising material relating to the financing contemplated by this Agreement, provided that (i) the amount of the credit facilities herein is not so published, (ii) no information regarding any stockholders of the Borrower is included therein and (iii) the Borrower is provided a reasonable opportunity to review and comment on such tombstone or such other advertising material prior to publication thereof. In connection therewith, the Lender may use the Borrower’s legal name and logos.

20.

OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

21.

REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys’ fees of Lender related thereto, the liability of Borrower and such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

22.

PATRIOT ACT NOTIFICATION. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

23.

NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

24.

EFFECT OF AMENDMENT AND RESTATEMENT. Except as otherwise set forth herein, this Amended and Restated Business Financing Agreement is intended to and does completely amend and restate, without novation, the Original Business Financing Agreement and all Obligations thereunder shall constitute Obligations hereunder.

25.

PLEDGE AGREEMENT. The Lender and the Borrower each acknowledges and agrees that the Pledge Agreement executed in connection with the closing of the Original Credit Agreement remains in full force and effect and the Liens granted thereunder shall continue in full force and effect during the term of this Agreement and shall continue to secure the Obligations hereunder, in each case, on and subject to the terms and conditions set forth therein.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:

VAPOTHERM, INC.	WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By	/s/ John Landry	By	/s/ Michael Quinn
Name:	John Landry	Name:	Michael Quinn
Title:	Secretary & Treasurer	Title:	VP

Address for Notices: VAPOTHERM, INC. 100 Domain Drive Exeter, NH 03833 Fax: (603) 658-0181 Email: jlandry@vtherm.com Attn: John Landry, VP & CFO	Address for Notices: WESTERN ALLIANCE BANK 55 Almaden Blvd. San Jose, CA 95113 Fax: (408) 423-8520 Attn: Loan Operations

with a copy (which shall not constitute notice) to: ROPES & GRAY LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attn: Sunil Savkar Fax: (212) 596-9090 Email: sunil.savkar@ropesgray.com	With a copy to: WESTERN ALLIANCE BANK 12220 El Camino Real, Suite 100 San Diego, CA 92130 Attn: Robert C. Lake, SVP, Head of Life Sciences email: rob.lake@bridgebank.com

[Signature Page to Amended and Restated Business Financing Agreement]

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

Subject to the exceptions noted below:

all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary or any Subsidiary that is not a Foreign Subsidiary if such Subsidiary solely holds the equity interests of one or more Foreign Subsidiaries, which shares entitle the holder thereof to vote for directors or any other matter; (b) any interest of Borrower or Guarantor as a lessee or sublessee under a real property lease; (c) rights held under a lease, license, contract, property right or other General Intangible that are not assignable by their terms without the consent of a Person (other than the Borrower or Guarantor) (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d)(i) any assets subject to purchase money indebtedness (so long as the (i) the purchase money indebtedness and Liens securing such indebtedness are permitted under the Agreement and (ii) the documentation evidencing such purchase money indebtedness expressly prohibit a grant of any additional Liens on such assets) or (ii) any interest of Borrower or any Guarantor as a lessee under an Equipment lease if Borrower or such Guarantor is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, such Guarantor, Lender; (e) all Intellectual Property, including, any “intent-to-use” Trademarks, and all licenses in respect of Intellectual Property provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property (unless such proceeds otherwise constitute Excluded Assets); (f) Excluded Accounts; or (g) such other assets that the Lender and the Borrower agree that the cost of obtaining a security interest in such asset is excessive in relation to the value of the security to be afforded thereby (the foregoing clauses (a) through (g) are herein referred to as “Excluded Assets”). Neither the Borrower nor any Guarantor shall be obligated to enter into any leasehold mortgages with respect to any leased property.

If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT B

Projections

(See Attached)

Vapotherm, Inc.
Financial Statements
FY ‘15-’19	(F)	(F)	(F)	(F)	(F)	(F)	(F)	(F)	(F)	(F)
	1Q’18	2Q’18	3Q’18	4Q’18	2018 Total	1Q’19	2Q’19	3Q’19	4Q’19	2019 Total
Revenue:
US Rev	$8,941	$8,845	$9,041	$11,499	$38,327	$12,032	$11,027	$11,392	$13,694	$48,144
Int’l Rev	$1,995	$2,513	$2,161	$3,479	$10,148	$3,014	$3,360	$2,681	$4,285	$13,340

Total	$10,936	$11,359	$11,202	$14,978	$48,474	$15,047	$14,387	$14,072	$17,979	$61,485

Revenue:
Capital	$2,754	$3,835	$3,963	$5,680	$16,231	$4,406	$4,917	$4,734	$6,578	$20,634
Disposables	$7,524	$6,958	$6,705	$8,639	$29,827	$9,913	$8,702	$8,573	$10,698	$37,887
Service / Other	$658	$565	$534	$659	$2,416	$728	$768	$765	$703	$2,964

Total	$10,936	$11,359	$11,202	$14,978	$48,474	$15,047	$14,387	$14,072	$17,979	$61,485

EXHIBIT C

CORPORATE BORROWING CERTIFICATE

Borrower:	VAPOTHERM, INC.	Date: April 6, 2018
Lender:	WESTERN ALLIANCE BANK

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lender may rely on them until the Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐ ☐
☐ ☐
☐ ☐
☐ ☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lender.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Lender a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Pay Fees. Pay fees under the Loan Agreement or any other Loan Document.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                                                           of Borrower, hereby certify as to paragraphs 1 through 5 above, as

[print title]

of the date set forth above.

By:
Name:
Title:

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Certificate of Incorporation (including amendments)

[see attached]

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VAPOTHERM, INC.

Vapotherm, Inc., a corporation incorporated on March 12, 2013 and existing under the laws of the State of Delaware, hereby certifies (a) that this Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation (as defined below) in accordance with Section 228 of the General Corporation Law, (b) that this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, and (c) as follows:

FIRST: The name of this corporation is Vapotherm, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 182,790,071 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 150,791,295 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as, if, and when determined by the Board of Directors and subject to any dividend rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK

35,852,088 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 24,180,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 50,060,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” and 40,699,207 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

Any term or provision hereof in respect of any Preferred Stock of the Corporation to the contrary notwithstanding, no payments shall be made in cash on or in respect of any Preferred Stock of the Corporation (whether in respect of dividends or as a result of any conversions, redemptions, any event described in Section 2 hereof or otherwise) to the extent not permitted by the terms of either the Perceptive Credit Agreement (as defined below) or the Western Alliance Bank Loan Agreement (as defined below) so long as the applicable facility remains outstanding.

1. Dividends.

1.1 The holders of Series D Preferred Stock shall be entitled to receive non-cumulative cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of eight percent (8%) of the Series D Original Issue Price (as defined below) per share of Series D Preferred Stock per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The holders of Series C Preferred Stock shall be entitled to receive non-cumulative cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per share of Series C Preferred Stock per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The holders of Series B Preferred Stock shall be entitled to receive non-cumulative cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of Series A Preferred Stock and Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of eight percent (8%) of the Series B Original Issue Price (as defined below) per share of Series B Preferred Stock per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The holders of Series A Preferred Stock shall be entitled to receive non-cumulative cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) per share of Series A Preferred Stock per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $1.137 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

1.2 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and other than the dividends set forth in Subsection 1.1) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividend described in Subsection 1.1, as applicable, a dividend on each outstanding share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below), Series B Original Issue Price (as defined below), Series C Original Issue Price or Series D Original Issue Price (as defined below), as applicable; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation (other than the dividends set forth in Subsection 1.1), the dividend payable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock pursuant to this Subsection 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, dividend.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.2 Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, following the payment in full of amounts due to holders of Series D Preferred Stock pursuant to Subsection 2.1.1, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock, or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.3 Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, following the payment in full of amounts due to holders of Series D Preferred Sock and Series C Preferred Stock pursuant to Subsections 2.1.1 and 2.1.2, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.3, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.4 Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, following the payment in full of amounts due to holders of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock pursuant to Subsections 2.1.1, 2.1.2 and 2.1.3, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.4, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation, winding up or Deemed Liquidation Event of the Corporation; provided, however, that (w) if the aggregate amount which the holders of Series A Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed four times the Series A Original Issue Price per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series A Preferred Stock) (the “Series A Maximum Participation Amount”), each holder of Series A Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Series A Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, (x) if the aggregate amount which the holders of Series B Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed four times the Series B Original Issue Price per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B Preferred Stock) (the “Series B Maximum Participation Amount”), each holder of Series B Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Series B Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series B Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, (y) if the aggregate amount which the holders of Series C Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed four times the Series C Original Issue Price per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series C Preferred Stock) (the “Series C Maximum Participation Amount”), each holder of Series C Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Series C Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series C Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation and (z) if the aggregate amount which the holders of Series D Preferred Stock are entitled to receive under Subsections 2.1 and 2.2 shall exceed four times the Series D Original Issue Price per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series D Preferred Stock) (the “Series D Maximum Participation Amount”), each holder of Series D Preferred Stock shall be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (i) the Series D Maximum Participation Amount and (ii) the amount such holder would have received if all shares of Series D Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.” The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series B Liquidation Amount.” The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series C Liquidation Amount.” The aggregate amount which a holder of a share of Series D Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series D Liquidation Amount.”

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 66-2/3% of the outstanding shares of Preferred Stock (voting together as a single class on an as converted to Common Stock basis) (together, the “Preferred Voting Threshold”) elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; provided, however, that a transaction shall not constitute a Deemed Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after the consummation of such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the consummation of such Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of

Preferred Stock, and (ii) if the holders of at least the Preferred Voting Threshold so request in a written instrument delivered to the Corporation not later than 120 days after the consummation of such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after the consummation of such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, the Series B Liquidation Amount, the Series C Liquidation Amount, or the Series D Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall (i) first ratably redeem each holder’s shares of Series D Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Series D Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders, (ii) second, after all shares of Series D Preferred Stock are redeemed, ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Series C Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders, (iii) third, after all shares of Series D Preferred Stock and Series C Preferred Stock are redeemed, ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Series B Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders, and (iv) fourth, after all shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock are redeemed, ratably redeem each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Series A Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not, without the consent of the holder of the Preferred Voting Threshold expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction or achievement of certain milestones, sales or earnings thresholds, or other contingencies (the

“Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction or achievement of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For purposes of this Subsection 2.3.4, whether consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration or Additional Consideration shall be determined by the Board of Directors in connection with the closing of such Deemed Liquidation Event.

2.3.5 Option to Purchase. In the event (x) the Corporation enters into an agreement whereby (A) the Corporation grants any corporation or other entity or person (a “Prospective Acquiror”) an option or other right to consummate a Deemed Liquidation Event with respect to the Corporation, or (B) the Corporation enters into any agreement whereby the Corporation has the option or other right to require a Prospective Acquiror to consummate a Deemed Liquidation Event with respect to the Corporation, and (y) the Board of Directors of the Corporation determines to distribute to the Corporation’s stockholders any initial consideration paid by the Prospective Acquiror to the Corporation with respect to such option or right (the “Upfront Stockholder Consideration”), such Upfront Stockholder Consideration shall be distributed as proceeds from a Deemed Liquidation Event in accordance with Subsections 2.1 and 2.2 and not as a dividend under Subsection 1.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of 64% of the shares of Series A Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation at any election of directors (the “Series A Directors”). The holders of record of 66-2/3% of the shares of Series B Preferred Stock, voting exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation at any election of directors (the “Series B Director”, and together with the Series A Directors, the “Preferred Directors”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as separate classes, pursuant to the first two sentences of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the applicable series of Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as separate classes. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class and not as separate series, and on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series A Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series D Original Issue Date (as defined below) on which there are issued and outstanding less than 1,000,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock). The rights of the holders of the Series B Preferred Stock under the second sentence of this Subsection 3.2 shall terminate on the first date following the Series D Original Issue Date (as defined below) on which there are issued and outstanding less than 1,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

3.3 Preferred Stock Protective Provisions. At any time when at least 1,000,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of the Preferred Voting Threshold, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1 amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the rights, powers or preferences of the Preferred Stock; provided that the terms of Subsection 5A may not be amended, altered or repealed without the consent of the holders of at least 75% of the then outstanding shares of Preferred Stock (voting together as a separate class on an as converted to Common Stock basis);

3.3.2 create, or authorize the creation of, or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Preferred Stock, or increase or decrease the authorized number of shares of Preferred Stock, Common Stock or any series thereof;

3.3.3 reclassify, alter or amend (a) any existing security that is pari passu with any series of Preferred Stock if such reclassification, alteration or amendment would render such other security senior to such series of Preferred Stock or (b) any existing security that is junior to any series of Preferred Stock if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Preferred Stock;

3.3.4 authorize or effect the declaration or payment of dividends or other distributions upon, or the redemption or repurchase of, any capital stock of the Corporation, other than (x) repurchases or redemptions of capital stock of the Corporation issued to employees of the Corporation pursuant to equity incentive plans or upon termination of employment and (y) repurchases of Preferred Stock pursuant to Section 6 of this Article Fourth;

3.3.5 authorize or effect the merger or consolidation of the Corporation with any other entity, any Deemed Liquidation Event, or any recapitalization, reorganization or reclassification of the capital stock of the Corporation, or consent to any of the foregoing;

3.3.6 authorize or effect the acquisition in any manner, directly or indirectly, of the capital stock or a substantial portion of the assets of any entity by the Corporation;

3.3.7 dissolve, liquidate or wind up the business and affairs of the Corporation;

3.3.8 make any change in the inherent nature of the Corporation’s business;

3.3.9 incur indebtedness in excess of $2,000,000, other than (i) trade payables incurred in the ordinary course of business, (ii) up to an original principal amount of $42,500,000 (which principal amount does not include any accrued interest accreted to principal from time to time thereunder), which may be incurred in multiple drawings, pursuant to that certain Credit Agreement and Guaranty, dated on or around April 2, 2018 (as amended and in effect from time to time), among the Corporation, certain subsidiaries of the Corporation that may be required to give guarantees from time to time thereunder, the lenders party thereto from time to time and Perceptive Credit Holdings II, LP, in its capacity as administrative agent (the “Perceptive Credit Agreement”) and (iii) up to a committed principal amount of $7,500,000 pursuant to that certain Business Financing Agreement, dated as of November 16, 2016 (as amended and in effect from time to time), between the Corporation and Western Alliance Bank, as lender (the “Western Alliance Bank Loan Agreement”);

3.3.10 increase or decrease the size of the Board of Directors from ten (10) members;

3.3.11 authorize or effect, or permit any subsidiary to authorize or effect any of the following: (w) the organization of any new direct or indirect subsidiary, (x) the material amendment or modification of the charter, bylaws or other organizational document of any subsidiary; (y) becoming a general partner of any partnership or serving as surety with respect to the liabilities of any third party; or (z) the restructuring of any existing subsidiary;

3.3.12 enter into or be a party to any transaction with any director, officer or stockholder of the Corporation holding 5% or more of the capital stock of the Corporation on a fully-diluted basis, or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person (other than (i) standard employment agreements and employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements, and (iii) the purchase of shares of the Corporation’s capital stock and the issuance of options to purchase shares of Common Stock) except to the extent approved by the Board of Directors, including three of the Preferred Directors;

3.3.13 increase the shares available under existing equity incentive plans, adopt new equity incentive plans or grant options or other equity-based awards to any employee, officer, director, consultant or advisor outside the scope of a previously approved employee equity-based plan; or

3.3.14 authorize or cause any subsidiary to engage in any of the actions described in this Subsection 3.3.

4. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to the Series C Original Issue Price. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Notwithstanding anything to the contrary in this Section 4, shares of Preferred Stock shall not be convertible into shares of Common Stock prior to the Second Tranche Closing Date (as defined in that certain Series D Preferred Stock Purchase Agreement, dated May 11, 2017 (the “Series D Purchase Agreement”)) without the consent of the Corporation and holders of the Preferred Voting Threshold.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, respectively, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Converstion Price, and/or Series D Conversion Price, as applicable, shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued or deemed issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued or deemed issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including at least three Preferred Directors;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including at least three Preferred Directors;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, including at least three Preferred Directors;

(vii)

shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another commercial operating entity by the Corporation, whether by merger, purchase of substantially all of the assets, other reorganization, pursuant to a joint venture agreement or otherwise, provided, that such issuances are approved by the Board of Directors of the Corporation, including at least three Preferred Directors;

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, provided such issuances are (A) for other than primarily capital raising purposes and (B) approved by the Board of Directors of the Corporation, including at least three Preferred Directors; or

(ix)	shares of Series D Preferred Stock issued pursuant to the Series D Purchase Agreement.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if: (a) the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of the Preferred Voting Threshold agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and/or Series D Conversion Price, as applicable computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price pursuant to the terms of Subsection 4.4.4, the Series A Conversion Price,

Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest which is not exchangeable for or convertible into Additional Shares of Common Stock;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and/or Series D Preferred Stock, as applicable, or combine the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock without a comparable combination of the Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock as applicable, or effect a subdivision of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock without a comparable subdivision of the Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and/or Series D Conversion Price as applicable, in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least two (2) times the Series D Original Issue Price per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40 million of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of the Preferred Voting Threshold (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.

Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled to receive pursuant to this Section 5. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A. Special Mandatory Conversion.

5A.1. Trigger Events. Each conversion set forth in Section 5.A.1.1 and 5.A.1.2 below is referred to as a “Special Mandatory Conversion.”

5A.1.1 Qualified Financing. In the event that any Major Investor does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has sent to each Major Investor at least 15 business days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such Major Investor’s Pro Rata Amount, then each share of Preferred Stock held by such Major Investor shall automatically, and without any further action on the part of such Major Investor, be converted into shares of Common Stock at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, in effect immediately prior to the consummation of such Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing. For purposes of determining the number of shares of Preferred Stock owned by a holder (including for purposes of determining if such holder is a Major

Investor), and for determining the number of Offered Securities (as defined below) a holder of Preferred Stock has purchased in a Qualified Financing, all shares of Preferred Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

5A.1.2 Second Tranche Closing. In the event that the Second Tranche Closing is consummated and any Purchaser and its Purchaser Affiliates has not purchased in the aggregate such Purchaser’s Second Tranche Purchase Commitment (including Shares purchased by such Purchaser or its Purchaser Affiliates at the Second Tranche Closing or any Optional Closing), then each share of Preferred Stock held by such Purchaser shall automatically, and without any further action on the part of such Purchaser, be converted into shares of Common Stock at a ratio of ten (10) to one (1), such that each ten shares of Preferred Stock shall convert into one share of Common Stock, on the first day following the Second Tranche Closing Date. All capitalized terms used but not defined in this Section 5A shall have the meanings assigned to them in the Series D Purchase Agreement.

5A.2. Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Subsection 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5A. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.2. As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A.3. Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.3.1 “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder. Notwithstanding anything to the contrary herein (i) each of Kaiser Foundation Hospitals, The Permanente Federation LLC – Series F, The Permanente Federation LLC – Series I and The Permanente Federation LLC – Series J shall be deemed to be Affiliates of one another and (ii) each of SightLine Healthcare Opportunity Fund II, L.P., SightLine Healthcare Opportunity Fund II-A, L.P. and SightLine Healthcare Opportunity Fund II-B, L.P. shall be deemed to be Affiliates of one another.

5A.3.2 “Major Investor” shall mean a holder of at least 175,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization).

5A.3.3 “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors of the Corporation for purchase by holders of outstanding shares of Preferred Stock in connection with a Qualified Financing, and offered to such holders.

5A.3.4 “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Preferred Stock issued or, upon exercise or conversion of securities held by such holder, issuable to such holder, and the denominator of which is equal to the total number of shares of Preferred Stock then outstanding, including shares of Preferred Stock issuable upon exercise or conversion of outstanding securities (in each case, for purposes of the foregoing calculations, assuming conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to the provisions of Section 4), or (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors, including at least three Preferred Directors, and applied on a pro rata basis to all holders of Preferred Stock.

5A.3.5 “Qualified Financing” shall mean any transaction involving the issuance or sale of Additional Shares of Common Stock in connection with any financing after the Series D Original Issue Date that would result in at least $500,000 in gross proceeds to the Corporation (other than a financing led by a new investor that is not an Affiliate of any of the Corporation’s existing stockholders, at a price per share greater than the Series D Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization)), unless the holders of at least 75% of the Preferred Stock (voting together as a single class on an as converted to Common Stock basis) elect, by written notice sent to the Corporation at least five (5) days prior to the consummation of the Qualified Financing, that such transaction not be treated as a Qualified Financing for purposes of this Section 5A. Notwithstanding the foregoing, the sale of Series D Preferred Stock pursuant to the terms of the Series D Purchase Agreement shall not be deemed a Qualified Financing.

6. Redemption.

6.1 General. Upon receipt by the Corporation of written notice from the holders of the Preferred Voting Threshold requesting redemption of all shares of Preferred Stock (the “Redemption Request”) given at any time on or after the fifth anniversary of the Series D Original Issue Date, unless prohibited by Delaware law governing distributions to stockholders, all of the outstanding shares of Preferred Stock shall be redeemed by the Corporation at a price equal to the Series A Original Issue Price per share, the Series B Original Issue Price per share, the Series C Original Issue Price per share, or the Series D Original Issue Price per share as applicable, plus all declared but unpaid dividends thereon (the “Redemption Price”), payable in three annual equal installments commencing not more than 60 days after receipt by the Corporation of the Redemption Request. Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of each such installment shall be referred to as a “Redemption Date”. On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder, that number of outstanding shares of Preferred Stock determined by dividing (i) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall (i) first ratably redeem the maximum amount of Series D Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares of Series C Preferred Stock as soon as it may lawfully do so under such law, (ii) second, after all shares of Series D Preferred Stock are redeemed, ratably redeem the maximum amount of Series C Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares of Series C Preferred Stock as soon as it may lawfully do so under such law, (iii) third, after all shares of Series D Preferred Stock and Series C Preferred Stock are redeemed, ratably redeem the maximum amount of Series B Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares of Series B Preferred Stock as soon as it may lawfully do so under such law, and (iv) fourth, after all shares of Series D Preferred Stock, Series C Preferred Stock, and Series B Preferred Stock are redeemed, ratably redeem the maximum amount of Series A Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares of Series A Preferred Stock as soon as it may lawfully do so under such law.

6.2 Redemption Notice. The Corporation shall mail written notice of the mandatory redemption (the “Redemption Notice”), postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Preferred Voting Threshold; provided, however, that the terms of Subsection 5A may only be amended or waived by the holders of at least 75% of the shares of Preferred Stock then outstanding (voting together as a separate class on an as converted to Common Stock basis).

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Any action required or permitted by the General Corporation Law to be taken at a stockholder’s meeting may be taken without a meeting if the action is taken by stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders entitled to vote on the action were present and voted. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law for the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

[Signature Page Follows]

IN WITNESS WHEREOF, this Eighth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 2nd day of April, 2018.

By:	/s/ Joseph Army
Name: Joseph Army
Title: President and Chief Executive Officer

EXHIBIT B

Bylaws

[see attached]

BY-LAWS

OF

VAPOTHERM, INC.

Section 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

1.1. These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

Section 2. STOCKHOLDERS

2.1. Annual Meeting. The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

2.2. Special Meetings. A special meeting of the stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors and must be called by the secretary upon the written request of any stockholder holding of record at least a majority of the outstanding shares of stock of the corporation entitled to vote at such meeting. A special meeting of the stockholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour, and purposes of the meeting.

2.3. Place of Meeting. All meetings of the stockholders for the election of directors or for any other purpose shall be held at such place within or without the State of Delaware as may be determined from time to time by the chairman of the board, if any, the president or the board of directors. Any adjourned session of any meeting of the stockholders shall be held at the place designated in the vote of adjournment.

2.4. Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of stockholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than sixty days before the meeting, to each stockholder entitled to vote thereat, and to each stockholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General

Corporation Law of the State of Delaware. Such notice shall be given by the secretary or assistant secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer or director calling the meeting. As to any adjourned session of any meeting of stockholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if the adjournment is for more than thirty days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, or a waiver by electronic transmission by such stockholder, given before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5. Quorum of Stockholders. At any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6. Action by Vote. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation, by these by-laws or by agreement among the stockholders. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.7. Action without Meetings. Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware by hand, electronic delivery or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Each such written or electronic consent shall bear the date of signature of each stockholder who signs the consent. No written or electronic consent shall be effective to take the corporate action referred to therein unless written or electronic consents signed by a number of stockholders sufficient to take such action are delivered to the corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the General Corporation Law of the State of Delaware, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

2.8. Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9. Inspectors. The directors or the person presiding at the meeting may, and shall if required by applicable law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.10. List of Stockholders. The secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. The stock ledger shall be the only evidence as to who are stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

2.11. Participation in Meetings by Conference Telephone. Stockholders may participate in any stockholders’ meeting by means of (i) conference telephone or similar communications equipment through which all persons participating in the meeting may communicate with the other participants and all participants are advised of the communications equipment and the names of the participants in the conference, or (ii) any other means of participation permitted by law. Such participation shall constitute presence in person at such meeting.

Section 3. BOARD OF DIRECTORS

3.1. Number. Subject to the provisions of the certificate of incorporation and any agreement among the stockholders, the corporation shall have one or more directors, the number of directors to be determined from time to time by vote of a majority of the directors then in office. Except in connection with the election of directors at the annual meeting of stockholders and subject to the provisions of the certificate of incorporation, the number of directors may be decreased only to eliminate vacancies by reason of death, resignation or removal of one or more directors. No director need be a stockholder.

3.2. Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

3.4. Vacancies. In the case of directorships entitled to be elected by a particular class or series of stock, vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the holders of the particular class or series of stock entitled to elect such director at a meeting called for the purpose, or by any remaining director or directors, in each case elected by the particular class or series of stock entitled to elect such directors. In the case of directorships entitled to be elected at large by all classes or series of stock, vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders generally at a meeting called for the purpose, by a majority of the directors then in office, although less than a quorum or by a sole remaining director. In the case of directorships entitled to be elected at large by all classes or series of stock, when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, who were elected by the particular class or series of stock entitled to elect such resigning director or directors shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

3.5. Committees. The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws the board of directors is prohibited from so delegating. In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

3.6. Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such places within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of stockholders.

3.7. Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

3.8. Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by email at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9. Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10. Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.11. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing or by electronic means, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.12. Participation in Meetings by Conference Telephone. Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

3.13. Compensation. In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.14. Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Section 4. OFFICERS AND AGENTS

4.1. Enumeration; Qualification. The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose. Any officer may be but none need be a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2. Powers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.3. Election. The officers may be elected by the board of directors at their first meeting following the annual meeting of the stockholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.4. Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

4.5. Chairman of the Board of Directors, President and Vice President. The chairman of the board, if any, shall have such duties and powers as shall be designated from time to time by the board of directors. Unless the board of directors otherwise specifies, the chairman of the board, or if there is none the chief executive officer, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

Unless the board of directors otherwise specifies, the president shall be the chief executive officer and shall have direct charge of all business operations of the corporation and, subject to the control of the directors, shall have general charge and supervision of the business of the corporation.

Any vice presidents shall have such duties and powers as shall be set forth in these by-laws or as shall be designated from time to time by the board of directors or by the president.

4.6. Treasurer and Assistant Treasurers. Unless the board of directors otherwise specifies, the treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president. If no controller is elected, the treasurer shall, unless the board of directors otherwise specifies, also have the duties and powers of the controller.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

4.7. Controller and Assistant Controllers. If a controller is elected, he shall, unless the board of directors otherwise specifies, be the chief accounting officer of the corporation and be in charge of its books of account and accounting records, and of its accounting procedures. He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.8. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. He shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

Section 5. RESIGNATIONS AND REMOVALS

5.1. Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, a director (including persons elected by stockholders or directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the issued and outstanding shares of the particular class or series entitled to vote in the election of such directors. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent.

Section 6. VACANCIES

6.1. If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7. CAPITAL STOCK

7.1. Stock Certificates. Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2. Loss of Certificates. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

Section 8. TRANSFER OF SHARES OF STOCK

8.1. Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

8.2. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no such record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no such record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the General Corporation Law of the State of Delaware, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the board of directors and prior action by the board of directors is required by the General Corporation Law of the State of Delaware, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such payment, exercise or other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 9. CORPORATE SEAL

9.1. Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word “Delaware” and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

Section 10. EXECUTION OF PAPERS

10.1. Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 11. FISCAL YEAR

11.1. The fiscal year of the corporation shall be as fixed by the Board of Directors.

Section 12. AMENDMENTS

12.1. These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by vote of a majority of the voting power of the stock outstanding and entitled to vote. Any by-law, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors.

EXHIBIT D

Compliance Certificate

(See Attached)

COMPLIANCE CERTIFICATE

TO:	WESTERN ALLIANCE BANK, an Arizona corporation (the “Lender”)

FROM:	VAPOTHERM, INC. (the “Borrower”)

The undersigned authorized officer of Borrower hereby certifies that in accordance with the terms and conditions of the Amended and Restated Business Financing Agreement between Borrower and Lender (the “Agreement”), (i) Borrower is in complete compliance for the period ending ________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants		Required	Complies
1.	Financial statements (including cash flow statements each quarter)	Monthly within 30 days	Yes	No

2.	Audited financial statements	Annually within 180 days or within 5 days of filing with the SEC	Yes	No

3.	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 30 days of the end of Borrower’s fiscal year), and when revised	Yes	No

4.	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing	Yes	No

5.	Compliance Certificate	Monthly within 30 days	Yes	No

6.	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period	$ .	Yes	No

7.	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period	$ .	Yes	No

8.	Borrowing Base Certificate setting forth Eligible Receivables and Receivables Amounts as of the last day of the preceding calendar month	RML ≥ 5: Monthly within 30 days RML < 5: Monthly within 15 days and 30 days and with each advance request	Yes	No

9.	Detailed A/R and A/P agings report, cash receipts report and sales or billings journal	RML ≥ 5: Monthly within 30 days RML < 5: Monthly within 15 days and 30 days and with each advance request	Yes	No

Remaining Months Liquidity (RML)		RML: .

Financial Covenants		Required	Complies
Minimum Cash

A.	If on or prior to March 31, 2019	Is unrestricted cash at Bank equal to or more than One Million Dollars ($1,000,000)?	Yes	No

B.	If after March 31, 2019	Is unrestricted cash at Bank equal to or more than Three Million Dollars ($3,000,000)?	Yes	No

Minimum Revenue (Attach Calculations)

A.	If measuring for the 2018 fiscal year	Is revenue as of the last day of this period, measured on a trailing 3-month basis greater than or equal to 80% of Management Case Revenue?	Yes	No

B.	If measuring for the 2019 fiscal year	Is revenue as of the last day of this period, measured on a trailing 3-month basis greater than or equal to 75% of Management Case Revenue?	Yes	No

C.	If measuring for the 2020 fiscal year or thereafter	Is revenue as of the last day of this fiscal year, measured on a trailing 3-month basis greater than or equal to 10% in year over year growth of Management Case Revenue?	Yes	No

Deposits

Deposits held at Western Alliance Bank: $                                        .

Deposits held outside of Western Alliance Bank: $                            .

Comments Regarding Exceptions: See Attached	BANK USE ONLY

Sincerely,	Received and Verified:

VAPOTHERM, INC.

SIGNATURE	AUTHORIZED SIGNER

TITLE	DATE

DATE	In Compliance? Yes No